Exhibit 99.1

News Release

Puma Biotechnology to Move Stock Exchange Listing to Nasdaq

Ticker symbol to remain PBYI

LOS ANGELES, Calif., Dec. 19, 2016 – Puma Biotechnology, Inc. (NYSE: PBYI), a biopharmaceutical company, announced that it will voluntarily move its stock exchange listing from the New York Stock Exchange to the Nasdaq Stock Market. Nasdaq has three market tiers: the Nasdaq Global Select Market, the Nasdaq Global Market (formerly the Nasdaq National Market) and the Nasdaq Capital Market (formerly the Nasdaq SmallCap Market). Puma’s common stock will be traded on the Nasdaq Global Select Market, which is for public companies that meet the highest standards with measures including market value and liquidity. The move is expected to become effective on or about January 3, 2017, and the Company’s common stock will continue to trade under the ticker symbol “PBYI.”

“Nasdaq is considered a great fit for Puma as it is home to many world-class biopharmaceutical companies,” said Alan H. Auerbach, Chief Executive Officer and President of Puma Biotechnology. “This move will enhance Puma’s public visibility while offering efficient access to a portfolio of tools and opportunities to our stockholders. In addition, our Company will also benefit from cost savings associated with the move in 2017 and beyond.”

“Puma Biotechnology has been driving the innovation in the biopharmaceutical industry with its development of cancer therapies,” said Nelson Griggs, Executive Vice President, Global Listings, Nasdaq. “As home to the leading healthcare companies, we are excited to be their exchange partner as the Company strives to improve the quality of treatment with deep understanding of disease and full commitment to patients.”

About Puma Biotechnology

Puma Biotechnology, Inc. is a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. The Company in-licenses the global development and commercialization rights to three drug candidates—PB272 (neratinib (oral)), PB272 (neratinib (intravenous)) and PB357. Neratinib is a potent irreversible tyrosine kinase inhibitor that blocks signal transduction through the epidermal growth factor receptors, HER1, HER2 and HER4. Currently, the Company is primarily focused on the development of the oral version of neratinib, and its most advanced drug candidates are directed at the treatment of HER2-positive breast cancer. The Company believes that neratinib has clinical application in the treatment of several other cancers as well, including non-small cell lung cancer and other tumor types that over-express or have a mutation in HER2.

Further information about Puma Biotechnology may be found at www.pumabiotechnology.com.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the risk factors disclosed in the periodic reports filed by the Company with the Securities and Exchange Commission from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Contact:

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

info@pumabiotechnology.com

ir@pumabiotechnology.com

David Schull or Darren Chia, Russo Partners, +1 212 845 4271

david.schull@russopartnersllc.com

darren.chia@russopartnersllc.com

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